Exhibit 3.6

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Correction (PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT		ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

Innovus Pharmaceuticals, Inc.

2. Description of the original document for which correction is being made:

Articles of Incorporation (Document No. 20070501245-36)

3. Filing date of the original document for which correction is being made:    July 23, 2007

4. Description of the inaccuracy or defect:

The first sentence of Article VI of the document includes extraneous or otherwise inaccurate text regarding the issuance of treasury shares.

5. Correction of the inaccuracy or defect:

The first sentence of Article VI of the document is hereby corrected to read in its entirety as follows: “The treasury stock of this· Corporation may be issued at such time, upon such terms and conditions and for such consideration, as determined by the unanimous approval of the Board of Directors.”

6. Signature:

X
Authorized Signature	Title *	Date

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Correction
Revised: 3-26-09